UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Synacor, Inc.

(Name of Registrant as Specified In Its Charter)

JEC Capital Partners, LLC

JEC II Associates, LLC

K. Peter Heiland

Ratio Capital Management B.V.

Dilip Singh

Jeff Misthal

Scott Williams

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On March 2, JEC Capital Partners, LLC and Ratio Capital Partners issued the following press release:

Concerned Shareholders of Synacor Comment on Operating Results, Disappointing 2015 Guidance

RANDOLPH, Mass. and AMSTERDAM, March 2, 2015 // JEC Capital Partners and Ratio Capital Partners (together, the “Concerned Shareholders”) are long-term shareholders of Synacor, Inc. (the “Company” or “Synacor”) (NASDAQ: SYNC). The Concerned Shareholders have nominated three highly qualified, independent director candidates for election to the Synacor Board of Directors (the “Board”) at the 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting”).

On Wednesday, February 25, 2015, Synacor announced its Q4 and full year 2014 results while also providing investors with guidance for Q1 and full year 2015. Shares dropped nearly 9% on Thursday and rebounded slightly Friday. We believe this shows that the market was deeply disappointed with the results and guidance. In our view, there is ample reason for concern about Synacor’s performance and prospects, based in part on the following:

▪	Q4 2014: Although seasonality and slower than anticipated declines from the loss of a significant customer contributed to higher Q4 revenue, full year revenue decreased approximately 5% as compared to 2013. This follows a 9% decline in 2013 as compared to 2012. After burning approximately $5.5M in cash during 2013, the Company burned almost twice that amount of cash (approximately $10 million) during 2014.

▪	Q1 2015 Guidance: Revenue guidance indicates a significant decline of over 20% as compared to Q4 2014 actual revenue. The decreased revenue guidance indicates that one good quarter will neither continue nor be a turning point for a business that has endured multiple years of declines and mismanagement in our view. At the guided revenue level, we believe Synacor will continue to burn cash.

▪	Fiscal 2015 Guidance: Revenue guidance indicates that 2015 will be the third consecutive year of revenue declines for Synacor. Adjusted EBITDA guidance of only $1.5M to $3.5M on revenue guidance of $95M to $100M supports our view that Synacor’s 2014 cost cuts were insufficient, as Synacor appears likely, based on management’s projections, to continue to burn cash.

Based in part upon the foregoing, we have concluded that the Board has no working or workable strategy to create shareholder value. We attribute Synacor’s consistent negative shareholder returns to failures of leadership by the incumbent Board, led by its Chairman Jordan Levy. We feel this Board has entrenched themselves through poor governance practices that stifle shareholders' legitimate ability to seek change, principally through a classified board structure and a prohibition on shareholders' calling special shareholders meetings. We believe the Board’s next disingenuous move may be to try to time the record date and voting deadline for the upcoming Annual Meeting in such a way as to hide the poor Q1 results and potentially worse Q2 guidance from shareholders. We urge the Board not to do this and announce the Q1 results and Q2 guidance at least ten days before the voting deadline.

The Concerned Shareholders believe Synacor’s stock is deeply undervalued and we are dedicated to enhancing shareholder value at Synacor. We went to great lengths to recruit three nominees whom we believe are highly qualified, independent director nominees with deep industry knowledge and connections who can guide the Company to the right short-term and long-term strategic decisions in order to maximize shareholder value.

Contact:

Matthew Manning

JEC Capital Partners

(646) 373-9682

ADDITIONAL INFORMATION

This filing is not a solicitation of a proxy from any security holder of the Company. The Concerned Shareholders intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of their slate of three highly qualified director nominees at the 2015 annual meeting of shareholders of the Company.

THE CONCERNED SHAREHOLDERS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

PARTICIPANTS IN SOLICITATION

The participants in the proxy solicitation in connection with the 2015 Annual Meeting are JEC Capital Partners, LLC, a Delaware limited liability company (“Capital Partners”), JEC II Associates, LLC, a Delaware limited liability company (“JEC”), K. Peter Heiland, Stichting Bewaarder Ratio Capital Partners a tax-transparent mutual fund (fonds voor gemene rekening) under the laws of the Netherlands (“RCP”), Ratio Capital Management, B.V., a private limited liability company under the laws of the Netherlands (“RCM”) Scott Williams, Jeff Misthal, and Dilip Singh.

Capital Partners serves as investment adviser to JEC. Mr. Heiland is the managing partner of Capital Partners and a member of JEC. Each of Capital Partners and Mr. Heiland may be deemed to have shared voting and dispositive power with respect to the 1,353,200 shares of common stock of the Company beneficially owned by JEC, of which 500 shares are owned of record.

RCM serves as the manager of RCP and has sole voting and dispositive power with respect to the 1,345,300 shares of common stock of the Company owned by RCP, of which 500 shares are owned of record.

None of the Nominees owns, beneficially or of record, any capital stock of the Company. The only interest of the Nominees in the proxy solicitation is their potential election as director of the Company.

The views expressed in this press release represent the opinions of the Concerned Shareholders, and are based on publicly available information with respect to the Company. The Concerned Shareholders recognize that there may be confidential information in the possession of the Company that could lead it to disagree with the Concerned Shareholders’ conclusions. The Concerned Shareholders reserve the right to change any of their opinions expressed herein at any time as they deem appropriate. The Concerned Shareholders disclaim any obligation to update the information or opinions contained in this press release.

Certain statements made herein have been derived or obtained from filings made with the SEC or other regulatory authorities and from other third party reports. Neither the Concerned Shareholders nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report.

The information herein contains "forward-looking statements." Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as "may," "will," "expects," "believes," "anticipates," "plans," "could," "should" or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.